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House Lease Agreement                                              Exhibit 10.10

This Agreement is made by and between:
Lessor: Real Estate Co. of Shanghai China International Travel Service Co., Ltd.
Lessee: Kid Castle Internet Technology Corporation
Location for signing this Agreement: Room 508, Shanghai International Travel Mansion
Date of this Agreement: April 20, 2001
Agreement No.: GL01-4

In accordance with the "Agreement Law of the People's Republic of China" and the regulations concerned, to assure the relationship of rights and obligations between the Lessor and Lessee, this Agreement is based on the agreement of both parties through identical negotiation.

Article 1 Lease Location:

4th Floor, International Travel Mansion, No. 1277, Beijing West Road, Shanghai

Article 2 Lease Area (all the "area" in this Agreement designates the building area) 1,092.95 m(2)

Article 3 Lease term:
Commencement date: May 10, 2001
Termination date: April 30, 2004

From May 10, 2001 to June 30, 2001 is a period free of charge. The Lessee does not need to pay the rental but needs to pay the realty management expense, electricity expense and telephone expense.

If the Lessee needs to extend the lease term, it is necessary to notify the Lessor two months before the expiry of the term. If a third party would like to rent the same location, the Lessee has the first option. The rental for renewing this Agreement follows the market but the largest change shall not be more than 8% of the rental of this Agreement. In addition, both parties shall sign the "Lease agreement" or the "Agreement for renewal". If both parties cannot reach an agreement within the defined scale of increase and decrease, this Agreement will terminate automatically on expiry.

When this Agreement terminates, if the Lessee cannot return the lease location according to the termination date of this Agreement, the Lessor shall have rights to ask the Lessee to pay twice the original rental for the delay in moving out, without giving up any other rights or remedy measures. This is in order to compensate for the loss to the Lessor made by the Lessee. The Lessee still shall pay the realty management expense and the other expenses actually occurred during this period.

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The Lessor shall hand over the lease location to the Lessee before May 10, 2001.

Article 4 Guarantee of the Lessor:

The Lessor has all the legal rights, limits of authority and capability to sign this Agreement and undertakes all the responsibilities and obligations that this Agreement guarantees.

Article 5 Purpose of Lease Location:

The lease location rented by the Lessee is used as an office. The Lessee would establish a counseling management company or the companies concerned here. The lease location is only to be used by the Lessee, or the company invested by the Lessee. The business that the company Enages in has to coordinate with the regulations of the national law and with the operating range. In addition, the Lessee shall not change the purpose of the lease location without the written agreement of the Lessor in advance, and has no right to sublet all, or part, of the location to another party.

If the Lessee would like to register two companies, the Lessor agrees to sign two agreements separately under the conditions the same as those of this Agreement.

Article 6 Basic Rental:

It is calculated in accordance with RMB 1.44 per square meter of the building area and the monthly rental is RMB 47,871.21 (capitalization: FORTY-SEVEN THOUSAND EIGHT HUNDRED AND SEVENTY-ONE RMB AND TWETY-ONE CENTS). The rental is in accordance with the principle: pay first, use after, to pay once per month. The time for payment is the first five working days of each month.

Article 7 Deposit for House Lease:

The deposit for house lease is the rental for three months, equal to RMB 143,600 (capitalization: ONE HUNDRED AND FORTY-THREE THOUSAND AND SIX HUNDRED RMB). After this Agreement is signed, the Lessee shall pay the Lessor the deposit for the house lease once within three days. If the Lessee implements all the responsibilities and obligations of this Agreement, the Lessor shall return the Lessee all the deposit without interest within seven days that both parties terminate the lease relationship.

Article 8 Realty Management Expense:

It is calculated in accordance with RMB 0.66 per square meter of the building area. The monthly subtotal is RMB 21,940.97 (capitalization: TWENTY-ONE THOUSAND NINE HUNDRED FORTY AND NINETY-SEVEN CENTS).

The payment date and method of the realty management expense is the same as the sixth article. The realty management expense is for the maintenance of the auxiliary equipment of the International Travel Mansion, the security and sanitation of the public area, the water, air conditioning and elevators within the building, etc.

Article 9 Electricity Charge:

It is calculated in accordance with the electricity meter set independently for the lighting of the lease location or other electricity used for the office of the Lessee. The items of electricity

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charge included are as follows: 1. The lighting of the lease location; 2. The electricity used for the outlets in the lease location; 3. The electricity used for air conditioning and elevators, also the additional electricity used by the Lessee. The Lessor, according to the requirement of the Lessee, sets up two electricity meters for the eastern and western areas separately and charges the Lessee according to the electricity actually used.

Article 10 Telephone:

The Lessee applies for 20 telephone numbers himself and pays RMB 200 for the connection fee of each telephone number.

Article 11 Parking Space:

If the Lessee needs a parking space, the Lessor shall meet the requirement. The monthly charge for a parking space is RMB 1,000 per vehicle.

Article 12 Renovation of the Lease Location by the Lessee:

If the Lessee wishes to renovate the lease location (including the installation of movable or fixed partitions inside), the Lessee shall present the renovation plan to the Lessor before renovating. After obtaining the written agreement of the Lessor, the renovation can be carried out. The Lessee may entrust the Lessor, or other decorating companies, to carry out the renovation. If the Lessor carries out the renovation, the Lessor shall be obligated to report to the government departments, such as fire, building inspectorate, environment, etc. and guarantee to pass the examination. If other decoration companies carry out the renovation, the company concerned shall be obligated for the work mentioned as above. The Lessee shall strictly obey the regulations made by the building management division to process the renovation for the lease location and pay the building management expense and construction deposit in accordance with the regulations.

After terminating the lease, the Lessee shall leave the Lessor the complete fixtures, such as partitioning, after the decoration. Destructive dismantling is not allowed.

Article 13 Maintenance of the Lease Location:

Within the term of the lease, the Lessee shall be obligated for the maintenance of the established equipment within the lease location. The Lessor shall be obligated for the maintenance of the structure in the lease location. In addition, the Lessor shall be also obligated for all the facilities (including in the lease location and in the public area) provided by himself. If parts break and need repairing, and the Lessor is obligated for the maintenance of these, the Lessee shall report in time. The Lessor shall provide the necessary repair within three days. If more than three days elapse, the Lessee can be free of paying the realty management expense until the repair is completed.

Article 14 Examination:

After receiving the proper written notice from the Lessor, the Lessee shall permit the Lessor personnel to enter and check the lease location. A detailed list of the fixed equipment belonging to the building shall be made. The Lessee permits the Lessor to show the lease location to the future Lessee within the last two months of the agreement expiry. However, the Lessor and the future Lessee shall notify the Lessee in advance before entering the lease location, and shall not

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interfere with the normal work and operational activities of the Lessee, or damage the office equipment of the Lessee.

Article 15 Events Breaking this Agreement:

All the following events result in breaking of this Agreement:

1. The Lessee does not pay the Lessor the deposit within the period regulated in this Agreement.

2. The Lessee does not pay the Lessor rental, realty management expense, electricity expense, telephone expense, and the necessary expenses that the Lessee shall be obligated for within the period regulated in this Agreement.

3. The Lessor violates Article 4 of this Agreement and signs this Agreement without legal rights.

4. The Lessor does not hand over the lease location to the Lessee according to the regulations of this Agreement.

5. Either of the two parties violates the articles of this Agreement and results in being unable to implement this Agreement.

Article 16 Remedial Measures for Events Breaking this Agreement for the Lessor and the Lessee

1. If the event of breaking this Agreement as mentioned in Clause 1 of Article 15 in this Agreement, the Lessor can terminate this Agreement to let. Also, the Lessor can look into the liability for breaking this Agreement, in accordance with this Agreement.

2. If the event of breaking this Agreement as mentioned in Clause 2 of Article 15 in this Agreement, the Lessor shall send written notice for receivables on demand to the Lessee. If the Lessee still does not implement this Agreement within seven days after receiving the letter of advice, the Lessor has rights to deduct it from the deposit. If the overdue period is more than 45 days, the Lessor has rights to terminate this Agreement and look into the liability for the Lessee's breaking of this Agreement. Meanwhile, the Lessor has rights to re-enter the lease location.

3. If the event of breaking this Agreement as mentioned in Clause 3 of Article 15 in this Agreement, this Agreement is invalid. The Lessor shall compensate the Lessee for all the economic losses resulting from this, including the charges for renovation, moving, etc.

4. If the event of breaking this Agreement as mentioned in Clause 4 of Article 15 in this Agreement, the Lessor pays the Lessee compensation, 10% of the monthly rental, for handing over the lease location overdue per each day of time. If the overdue period is more than 30 days, the Lessor is regarded as having not implemented this Agreement. The Lessor shall return to the Lessee the full paid deposit, and burden the liability for breaking this Agreement.

5. If the event of breaking this Agreement as mentioned in Clause 5 of Article 15 in this Agreement, the violator shall pay the party that keeps this Agreement the amount equal to the rental of two months as the loss compensation.

Article 17 Method of Solving Disputes

If a dispute occurs in the process of implementing this Agreement, both parties shall solve it through negotiation. If the negotiation fails to work, either of the parties can apply to the Shanghai Arbitration Committee for arbitration.

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Article 18 Others:

1. The Lessee agrees to strictly obey the regulations made by the building management department. (Please see the appendix.)

2. If reasons that cannot be controlled by the Lessor result in the Lessor's breaking off or delaying the services that should be provided, the Lessor shall not be regarded as breaking this Agreement. If the situation resulting in being unable to use the lease location normally continues more than 48 hours, the Lessor agrees that the Lessee is free from paying the rental for this period until the situation returns to normal. If this is still not improved after more than 96 hours, the Lessee has rights to dissolve this Agreement.

3. After this Agreement is made, the Lessor is obligated to apply to the governmental department concerned for "house lease certificate" and pay the expense, but the Lessee shall provide all the necessary documents for the application for "house lease certificate".

4. As for any expense due, but not paid, the Lessee, apart from paying all the expenses, shall pay an overdue fine. Overdue fine = 0.1% of the expense x days of delay in the payment

5. If this Agreement is altered, both parties shall sign the supplementary agreement, which has the same legal effectiveness as this Agreement.

Article 19 This Agreement is made in quadruplicate. Each party shall hold two copies.

Article 20 This Agreement comes into effect after both parties sign.

Lessor:  Real Estate Co. of Shanghai China  Lessee:
International Travel Service Co., Ltd.
Legal representative:                       Legal representative:
Contract representative :                   Contract Representative: He, ChEn-Yu
Tel No.: 62893498                           Tel No.:
Bank of opening account:                    Bank of opening account:

Supplementary Agreement of "House Lease Agreement"

Lessor: Real Estate Co. of Shanghai China International Travel Service Co., Ltd.
Lessee: Kid Castle Internet Technology Corporation

The Lessor and the Lessee signed the "House Lease Agreement" on the fourth floor of the International Travel Mansion, located in No. 1277, Beijing West Rd. on April 20, 2001. Both parties, aiming at the matters concerned, signed the supplementary agreement as follows:

1. The Lessor agrees that the construction company pays the realty management department the construction deposit, 2% of the total construction charge.

2. The Lessee shall present the renovation design blueprint to the Lessor for keeping on record before the renovation of the lease location is carried out. The Lessor shall reserve the necessary fire fighting equipment, such as proper vents, smoke sensors, sprayers, etc. to meet

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     the requirement of the Lessee's renovation. The Lessor shall pay the charges involved in the process of setting up the equipment concerned. If the quantity required is more than that of the original vents, the Lessee shall pay for it.

3. In the process of the Lessee's renovation, if this needs renovation of the public areas, such as elevators, etc., the decoration can be carried out on the surface of the original laid marble, but damage to the surface of the marble is prohibited.

4. This Agreement comes into effect after both parties sign. If the "House Lease Agreement" is not identical to this Supplementary Agreement, it is based on this Supplementary Agreement.

Lessor: Real Estate Co. of Shanghai China     Lessee:
International Travel Service Co., Ltd
Signature:                                    Signature:He, ChEn-Yu
Date:April 20, 2001                           Date:

Protocol

Party A: Real Estate Co. of Shanghai China International Travel Service Co.,
Ltd.
Party B: Kid Castle Educational Corporation

Both parties make the protocol for the parking space lease as follows:

1. Party B leases a parking space in the basement of the International Travel Mansion from Party A.

2.   The lease term commences from June 1, 2002 to the expiry.

3.   The rental is RMB 700 per month (capitalization: SEVEN HUNDRED RMB).

4. The payment method and date of the rental is identical to the method and date that Party B pays Party A the rental for the house.

5. Party B agrees to obey the stipulations for managing the automobile garage of the International Travel Mansion.

6. This Protocol is part of "House Lease Agreement" (Agreement No.: GL01-4) that both parties signed. Both are inseparable.

7.   This Protocol is made in duplicate. Each party shall hold one copy.

Party A: Real Estate Co. of Shanghai China International Party B: Kid Castle Educational Corporation Travel Service Co., Ltd

Representative:                            Representative:
Date:                                      Date: